EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/26/25 to 11/21/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/10/2025	Buy	58,392	16.02
10/16/2025	Buy	31,114	16.67
10/17/2025	Buy	10,960	16.49
10/22/2025	Buy	16,681	16.57
10/23/2025	Buy	1,393	16.24
10/28/2025	Sell	26,294	17.40
10/29/2025	Sell	12,923	17.53
10/30/2025	Sell	34,034	17.57
10/31/2025	Sell	72,282	17.71
11/3/2025	Sell	13,276	16.87
11/4/2025	Sell	37,477	16.73
11/5/2025	Sell	41,979	16.31
11/6/2025	Sell	11,622	16.21
11/7/2025	Sell	13,748	15.81
11/10/2025	Sell	9,904	16.21
11/17/2025	Sell	16,242	17.18
11/18/2025	Sell	152	17.21
11/19/2025	Sell	36,611	17.21
11/20/2025	Sell	61,580	17.07
11/21/2025	Sell	42,712	16.67